THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES                        Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                                                             Three Months Ended                Six Months Ended
                                                                                  June 30                          June 30
                                                                      ---------------------------        --------------------------
                                                                          1998           1997             1998              1997
                                                                         ------         ------           ------            ------
EARNINGS:
Income (loss) before income taxes                                     $(410,527)         390,920         (160,200)         700,163
Add: fixed charges                                                       40,216           31,561           71,652           63,382
                                                                      ----------       ---------        ---------        ---------
      Income (loss), as adjusted                                      $(370,311)         422,481          (88,548)         763,545
                                                                      ==========       =========        ==========       =========
FIXED CHARGES:
Interest costs                                                           $20,841          24,566            44,318          47,811
Rental expense (1)                                                        19,375           6,995            27,334          15,571
                                                                      ----------       ---------        ---------        ---------
      Total fixed charges                                                $40,216          31,561            71,652          63,382
                                                                      ==========       =========        ==========       =========
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Fixed charges                                                            $40,216          31,561            71,652          63,382
PSOP preferred stock dividends                                             4,255           4,391             8,546           8,815
Dividends on redeemable
   preferred securities                                                    9,425           7,381            18,851          14,486
                                                                      ----------       ---------        ---------        ---------
       Total fixed charges and preferred
         stock dividends                                                 $53,896          43,333            99,049          86,683
                                                                      ==========       =========        ==========       =========
Ratio of earnings to fixed charges (2)                                        -            13.39                -            12.05
                                                                      ==========       =========        ==========       =========
Ratio of earnings to combined fixed charges
   and preferred stock dividends (2)                                          -             9.75                -             8.81
                                                                      ==========       =========        ==========       =========


(1) Interest portion deemed implicit in total rent expense. Amounts for both periods of 1998 include an $11.4 million provision representative of interest included in charge for future lease buy-outs recorded in the second quarter of 1998 as a result of The St. Paul's merger with USF&G Corporation.

(2) The second quarter 1998 loss is inadequate to cover "fixed charges" by $410.5 million and "combined fixed charges and preferred stock dividends" by $424.2 million. The year-to-date 1998 loss is inadequate to cover "fixed charges" by $160.2 million and "combined fixed charges and preferred stock dividends" by $187.6 million.